Exhibit 10.1

PLATFORM DEVELOPMENT AND EXCLUSIVE LICENSE AGREEMENT

THIS PLATFORM DEVELOPMENT AND EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is made and entered into as of March 3, 2026 (the “Effective Date”), by and between:

KALA BIO, Inc., a Delaware corporation, with its principal office at 1167 Massachusetts Avenue, Arlington, MA 02476 (the “Company” or “KALA”); and

2624465 Ontario Inc. o/a Younet AI, an Ontario corporation, with its principal office at 7191 Yonge St., Suite 812, Thornhill, Ontario L3T 0C4 (the “Developer” or “Younet”).

Each of KALA and Younet is referred to individually as a “Party” and collectively as the “Parties.”

BACKGROUND

A.	KALA is a clinical-stage biopharmaceutical company listed on the Nasdaq Stock Market (NASDAQ: KALA) with proprietary biological assets, including its mesenchymal stem cell secretome (MSC-S) platform and related intellectual property, and is pursuing a dual strategy combining its proprietary biologics pipeline with a scalable artificial intelligence platform-as-a-service business designed to deploy secure, purpose-built AI systems directly within biotech and pharmaceutical client environments;

B.	Younet is a specialized artificial intelligence development firm with expertise in deploying custom large language models (“LLMs”), retrieval-augmented generation (“RAG”) pipelines, and scalable AI platforms, and has developed and deployed over 100 custom AI agents for enterprise clients;

C.	KALA desires to obtain a worldwide exclusive license of Younet’s proprietary, custom biomedical AI research platform (“Researgency”), together with associated trademarks and IP, to enhance KALA’s existing biologics research capabilities and accelerate insight generation from the Company’s proprietary scientific datasets, and to establish the foundation for deploying the Platform as on-premises, data-sovereign AI infrastructure to external biotech and pharmaceutical clients on a platform-as-a-service basis;

D.	Younet has completed a feasibility study confirming the technical viability of adapting its Researgency architecture to serve KALA’s biomedical research and data science requirements;

E.	the Parties desire to establish the terms under which Younet will license, manage and support Researgency platform for KALA, including an exclusive license for Platform as a service for biotechnology applications, structured as an initial period with successive optional renewal terms, and the compensation to be paid to Younet in connection therewith; and

F.	KALA intends to serve as its own first deployment client during the Initial Term, applying the Platform’s AI capabilities to the Company’s proprietary MSC-S platform datasets, KPI-012 preclinical and clinical data, and existing intellectual property portfolio, before scaling Platform deployment to external biotech and pharmaceutical partners on a recurring subscription basis.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.01	“Biotechnology Field” means the research, development, discovery, analysis, modeling, optimization, and commercialization of biological therapeutics, pharmaceutical compounds, drug candidates, biologics, gene therapies, cell therapies, diagnostic tools, and related biomedical applications, including but not limited to computational biology, AI-driven drug discovery, clinical trial design and analysis, biomedical literature review, regulatory analysis, and bioinformatics.

1.02	“Confidential Information” means all non-public information disclosed by one Party to the other in connection with this Agreement, whether in written, oral, electronic, or visual form, including but not limited to trade secrets, proprietary data, biological data, clinical data, patient data (to the extent de-identified and compliant with applicable law), algorithms, source code, business plans, financial information, customer lists, and technical know-how.

1.03	“Daily Volume Cap” has the meaning set forth in Section 4.04(f).

1.04	“Data Sovereignty” means the principle that all data provided by or generated on behalf of a client (including KALA and any sublicensee) in connection with the Platform shall remain within such client’s own secure infrastructure and under such client’s exclusive custody and control at all times, and shall not be transmitted to, stored on, or accessible from any external servers, public cloud environments (provided that Younet may utilize private or isolated cloud environments solely with the prior written consent of KALA (or the applicable sublicensee), which consent shall specify the permitted cloud provider, the scope of data to be processed, and the security and isolation standards to be maintained, and which consent may be revoked upon thirty (30) days’ prior written notice), or third-party AI services without the express prior written consent of such client.

1.05	“Deliverables” means the Platform, training materials, deployment scripts, configuration files, and other work product delivered by Younet to KALA under this Agreement, as further described in the Scope of Work (Exhibit A).

1.06	“Extension Fee” means the cash and equity consideration payable by KALA for each Renewal Term, as set forth in Section 4.02.

1.07	“Extension Notice” means a written notice delivered by KALA to Younet electing to extend the Agreement for an additional Renewal Term, which notice shall be accompanied by the applicable Extension Fee.

1.08	“Initial Term” means the period commencing on the Effective Date and ending on the date that is twelve (12) months after the Effective Date.

1.09	“Intellectual Property” or “IP” means all patents, copyrights, trademarks, trade secrets, know-how, inventions, discoveries, algorithms, models, training data configurations, software code, and any other proprietary rights, whether or not registered.

1.10	“KALA Data” means all data, datasets, biological information, clinical records, research materials, intellectual property, and proprietary information provided by KALA to Younet for use in connection with the development, training, or deployment of the Platform.

1.11	“On-Premises Deployment” means the deployment and operation of the Platform (or any component thereof) directly within a client’s own secure computing environment, on servers owned or controlled by such client, such that all Platform processing, data storage, and AI inference occurs locally within the client’s infrastructure.

1.12	“Platform” means the Researgency biomedical AI research platform, including all custom AI agents, LLM configurations, RAG pipelines, user interfaces, APIs, dashboards, and supporting infrastructure developed by Younet for KALA under this Agreement.

1.13	“Renewal Term” means each successive twelve-month period for which KALA elects to extend this Agreement by delivering an Extension Notice and paying the applicable Extension Fee, as set forth in Article 4.

1.14	“Restricted Shares” means the shares of KALA common stock issued to Younet pursuant to Article 4, which shares shall be “restricted securities” as defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

1.15	“Term” means the Initial Term together with all Renewal Terms, if any.

1.16	“Younet Background IP” means all Intellectual Property owned or controlled by Younet prior to the Effective Date or developed by Younet independently of this Agreement, including Younet’s core platform architecture, proprietary training algorithms, general-purpose LLM frameworks, and pre-existing software libraries.

ARTICLE II
SCOPE OF WORK AND DELIVERABLES

2.01	Engagement. KALA hereby licenses from Younet, and Younet hereby grants such license for, the Platform, on the terms and conditions set forth herein. Younet shall provide KALA with initial access to and a working Platform during the Initial Term, as further described below. Full-scale configuration, customization, agent development, and ongoing deployment services shall be provided by Younet.

2.02	Initial Deliverables. During the Initial Term, Younet shall deliver the following (collectively, the “Initial Deliverables”):

(a)	Access to the Researgency platform in a standalone instance which may initially be hosted within a dedicated private cloud environment and which shall be designed and architected to support transition to full On-Premises Deployment within client environments, with a web-interface accessible at www.researgency.ai or such other URL as the Parties may agree (the “Platform Access”). For the avoidance of doubt, the Platform architecture shall be designed from inception for On-Premises Deployment and Data Sovereignty, consistent with the Platform’s intended use as on-premises AI infrastructure for the biotechnology industry;

(b)	A working Platform demonstrating its core biomedical AI capabilities, including bio-med specific LLM agents functionality and user interface, sufficient for KALA to evaluate the Platform’s suitability for its research needs and to demonstrate the Platform’s capabilities to prospective clients and collaborators, including but not limited to the Platform’s on-premises deployment architecture, custom agent configuration capabilities, retrieval-augmented generation (RAG) pipeline functionality, and data sovereignty features (the “Researgency Platform”);

(c)	Introductory platform documentation and orientation materials; and

(d)	Customary under Younet standards introductory training for KALA personnel on use of the Platform.

(e)	Training and deployment of custom private LLM bio-med agents for continuing launch within the platform.

(f)	Ongoing platform maintenance, infrastructure support, and technical assistance.

(g)	Initial configuration and adaptation of the Platform for application to KALA’s proprietary MSC-S platform datasets, KPI-012 preclinical and clinical data, and existing intellectual property portfolio, such that KALA may serve as its own first deployment client and conduct AI-driven reassessment of its historical datasets during the Initial Term.

2.03	Operating Costs. For clarity, all ongoing and recurring costs required to host, operate, and maintain the Researgency platform for KALA, including without limitation servers, on-premises infrastructure, cloud compute, storage, networking, managed services, third-party subscriptions, model/API usage fees, monitoring/logging, security tooling, and any other monthly or usage-based charges associated with the Platform, shall be borne by Younet during the Initial Term. In the event the parties wish to amend the specifics of the Platform, a separate written maintenance/support agreement or change order to provide such services and fees on a pass-through basis shall be entered into between Younet and KALA, and Younet shall provide an estimated budget to KALA and those costs will be borne by KALA.

2.04	Renewal Term Deliverables. Upon KALA’s delivery of an Extension Notice and payment of the applicable Extension Fee for any Renewal Term, Younet shall, during such Renewal Term, use commercially reasonable efforts to provide the following services and deliverables (collectively, “Renewal Deliverables”):

(a)	Continuing deployment and configuration of the Researgency platform, including secure On-Premises Deployment within each client’s own secure computing environment (or, where agreed by the applicable client, dedicated private cloud infrastructure), user interfaces, administrative dashboards, and integration with KALA’s existing data systems, in each case in a manner consistent with the principles of Data Sovereignty;

(b)	RAG pipeline configuration optimized for biomedical and pharmaceutical datasets, enabling the Platform to retrieve, synthesize, and analyze information from KALA’s proprietary data, published scientific literature, and regulatory databases;

(c)	Set up and configuration of custom Bio-Research agents (such number and specializations of which to be agreed in the applicable Extension Notice), to be trained and grown according to KALA’s data specifications, with all training data to be supplied and/or paid for by KALA;

(d)	Ongoing platform maintenance, infrastructure support, and technical assistance;

(e)	Operating Costs. For clarity, during any Renewal Term, all ongoing and recurring costs required to host, operate, and maintain the Researgency platform for KALA, including without limitation servers, on-prem infrastructure, cloud compute, storage, networking, managed services, third-party subscriptions, model/API usage fees, monitoring/logging, security tooling, and any other monthly or usage-based charges associated with the Platform, shall be borne by KALA. Younet to provide estimated budget ahead of each quarter;

(f)	Updated documentation and additional training for KALA personnel as reasonably required; and

(g)	Such additional development, data science, or consulting services as the Parties may agree in writing, subject to additional compensation as set forth in Section 4.04.

2.05	No Obligation to Extend. For the avoidance of doubt, KALA is under no obligation to deliver an Extension Notice or to extend this Agreement beyond the Initial Term. KALA’s decision whether to extend shall be in its sole and absolute discretion. Younet acknowledges and agrees that it shall have no claim against KALA for failing to extend, and that the Upfront Payment and Initial Shares (each as defined in Article 4) constitute full and complete consideration for the Initial Deliverables and the grant of the license during the Initial Term.

2.06	Younet’s Resource Commitment. For any Renewal Term, Younet shall not be required to commit dedicated development personnel, infrastructure resources, or material capital expenditures to the development of the Platform beyond the Initial Deliverables unless KALA has such request in writing, under mutually agreed upon budget. Upon receipt of an Extension Notice and Extension Fee, Younet shall promptly allocate the resources necessary to deliver the applicable Renewal Deliverables in accordance with this Agreement.

2.07	Accelerated Extension. KALA may deliver an Extension Notice and pay the applicable Extension Fee at any time, including prior to the expiration of the then-current Initial Term or Renewal Term. Upon receipt of an accelerated Extension Fee, the new Renewal Term shall commence immediately upon the later of: (a) the date of receipt of the Extension Fee; or (b) the expiration of the then-current term, and Younet shall promptly commence delivery of the applicable Renewal Deliverables.

2.08	Initial Term Timeline. Younet shall use commercially reasonable efforts to deliver the Initial Deliverables (Kala customized Platform Access) within fourteen (14) business days of the Effective Date (the “Initial Delivery Date”).

2.09	Milestones. The Initial Deliverables shall proceed in accordance with the following schedule:

(a)	Milestone 1 — Platform Access: Standalone cloud Researgency instance provisioned and web- interface accessible at www.researgency.ai (Days 1–5); and

(b)	Milestone 2 — Platform Delivery: Working Platform with bio-med specific LLM agent functionality delivered for KALA evaluation (Days 5–14).

Milestones for Renewal Term Deliverables shall be set forth in the applicable Extension Notice or a mutually agreed development plan for each Renewal Term.

2.10	Acceptance. Upon delivery of each Milestone, KALA shall have fifteen (15) business days to review and either accept the deliverables or provide written notice of deficiencies (each, a “Deficiency Notice”). Younet shall use commercially reasonable efforts to cure any identified deficiencies within fifteen (15) business days of receiving such notice and shall re-deliver the applicable Milestone deliverables to KALA for further review.

Upon re-delivery, KALA shall have an additional ten (10) business days to review and either accept or provide a further Deficiency Notice. If, after two (2) rounds of cure and re-delivery, material deficiencies remain unresolved, either Party may escalate the matter for resolution by the Parties’ respective senior executives. If such senior executives are unable to resolve the dispute within fifteen (15) business days of escalation, the matter shall be resolved in accordance with Section 11.04 (Dispute Resolution). For the avoidance of doubt, no deliverable shall be deemed accepted without KALA’s express written acceptance or, in the absence of a Deficiency Notice, upon the expiration of the applicable review period following the final re-delivery.

2.11	Change Orders. Any changes to the Scope of Work, timeline, or Deliverables after the Effective Date shall require a written change order signed by authorized representatives of both Parties, specifying the nature of the change, any impact on the timeline, and any additional compensation.

2.12	Platform Design Principles. The Parties acknowledge and agree that the Platform shall be designed, developed, and deployed in accordance with the following core principles:

(a)	On-Premises Architecture. The Platform architecture shall be designed from inception for On-Premises Deployment, enabling the Platform to be deployed directly within each client’s own secure environment, on such client’s own servers, under such client’s own control. In this model, KALA (or its sublicensee, as applicable) provides the AI platform, the purpose-built biomedical agents, and the ongoing optimization, while the client retains full ownership and custody of their data at all times.

(b)	Data Sovereignty. Subject to Section 5.06, the Platform shall be configured and operated such that no proprietary information, biological data, trade secrets, clinical datasets, or other confidential client data is transmitted to, stored on, or processed by any external servers, public cloud environments, or third-party AI services, unless the applicable client has provided express prior written consent. Each client’s data shall remain entirely within such client’s own infrastructure at all times.

(c)	Multi-Client Scalability. The Platform architecture shall be designed from inception for multi-client deployment, enabling KALA to onboard additional biotech and pharmaceutical clients through sublicenses without requiring material rebuilding of core Platform systems.

(d)	Custom Agent Configuration. The Platform shall support the deployment of purpose-built AI agents configured specifically for each client’s therapeutic focus areas, data types, and research objectives, rather than generic, multi-purpose models.

2.13	Phased Deployment Strategy. The Parties acknowledge that KALA intends to deploy the Platform in a phased approach, as follows:

(a)	Phase 1 — Internal Validation. During the Initial Term, KALA shall serve as its own first deployment client, applying the Platform’s AI capabilities to the Company’s proprietary MSC-S platform datasets, KPI-012 preclinical and clinical data, and existing intellectual property portfolio. KALA expects to use the Platform during the Initial Term to (i) reassess historical preclinical and clinical datasets, (ii) identify additional therapeutic indications or development pathways, (iii) support trial design optimization and probability-of-success modeling, (iv) evaluate regulatory and commercialization strategies, and (v) automate literature review and competitive intelligence functions.

(b)	Phase 2 — External Deployment. Following successful internal validation, KALA intends to begin sublicensing the Platform to external biotech and pharmaceutical clients on a recurring subscription basis, in accordance with the sublicensing rights set forth in Section 3.01. Each external deployment would be customized for the applicable client’s specific therapeutic focus, data environment, and research objectives, with the Platform deployed directly within the client’s own infrastructure in accordance with Section 2.12.

(c)	Phase 3 — Platform Expansion. As the client base grows, KALA intends to expand the Platform’s capabilities to include advanced predictive modeling for drug discovery workflows, AI-powered hypothesis generation and experimental design, secure regulatory-compliant data management, and collaborative research tools for academic institutions, CROs, and pharmaceutical partners.

For the avoidance of doubt, the phased deployment strategy described in this Section 2.13 reflects KALA’s current business intentions and does not impose any obligation on KALA to proceed with any particular phase or to achieve any particular results. KALA’s decisions regarding the timing, scope, and execution of each phase shall be in its sole and absolute discretion

ARTICLE III
EXCLUSIVITY

3.01	Exclusive License — Biotechnology Field. For the duration of the Term, Younet hereby grants to KALA an exclusive, worldwide license to use, deploy, and sublicense the Platform (as customized and configured under this Agreement) solely within the Biotechnology Field. For the avoidance of doubt, KALA holds exclusive worldwide rights to the Platform within the Biotechnology Field for the duration of the Term, preventing direct platform competition in such field during the license term. During the Term, Younet shall not develop, deploy, license, or otherwise make available to any third party a substantially similar biomedical AI research platform for use in the Biotechnology Field without the prior written consent of KALA. KALA shall have the right, without the prior consent of Younet (but subject to this Section 3.01), to sublicense access to and use of the Platform to third-party clients within the Biotechnology Field, on such terms as KALA determines in its sole discretion, provided that:

(i)	each sublicensee shall execute a sublicense agreement containing terms no less protective of Younet’s Background IP and Confidential Information than those set forth in this Agreement;

(ii)	KALA shall remain responsible for, and shall guarantee, each sublicensee’s compliance with the applicable terms of this Agreement;

(iii)	KALA shall reimburse Younet for all incremental, documented, out-of-pocket infrastructure, hosting, and support costs directly attributable to each sublicensee’s use of the Platform, as invoiced monthly by Younet with reasonable supporting detail; and

(iv)	KALA shall provide Younet with written notice within ten (10) business days of KALA’s determination to pursue a sublicense with a prospective sublicensee (which notice may be given prior to or after execution of the sublicense), identifying the sublicensee and the general scope of permitted use. Within five (5) business days of receiving such notice, Younet shall deliver to KALA a written estimate of any incremental infrastructure, hosting, technical setup, and staffing costs that Younet reasonably anticipates will be required to onboard and support such sublicensee (a “Sublicensee Cost Estimate”), which shall be in reasonable detail and limited to documented, incremental costs directly attributable to the sublicensee. KALA shall not be required to delay execution of any sublicense pending receipt of a Sublicensee Cost Estimate. KALA shall reimburse Younet for all reasonable, documented costs set forth in the Sublicensee Cost Estimate (as may be adjusted by mutual written agreement) within thirty (30) days of Younet’s invoice therefor, accompanied by reasonable supporting documentation. For the avoidance of doubt, Younet’s failure to deliver a Sublicensee Cost Estimate within the five (5) business day period shall not restrict or delay KALA’s right to execute the sublicense, and Younet shall not have a right to withhold, delay, or condition any sublicense.

For the avoidance of doubt, all sublicense fees, royalties, or other revenue received by KALA from sublicensees shall be retained by KALA, and Younet shall have no entitlement to any share of such revenue other than the incremental cost reimbursement described in clause (iii) above and reimbursement for reasonable, documented initial launch costs (including technical setup and dedicated staff time) directly attributable to the onboarding of each sublicensee, as set forth in the applicable Sublicensee Cost Estimate delivered pursuant to Section 3.01(iv), provided that (x) such initial launch costs shall not exceed Twenty-Five Thousand United States Dollars (US$25,000) per sublicensee without KALA’s prior written approval, and (y) Younet shall provide KALA with reasonable supporting documentation for all amounts invoiced.

Notwithstanding anything to the contrary in this Agreement (including Sections 3.01 and 3.02), the exclusivity and non-compete restrictions in this Article 3 shall apply only to (i) the Researgency Platform (as defined herein) and (ii) the development, deployment, licensing, or making available to any third party of a custom, dedicated, single-tenant, on-premises, private-cloud, or comparable in functionality biomedical AI research platform that is substantially similar to the Platform as customized and configured for KALA for use in the Biotechnology Field.

For the avoidance of doubt, nothing in this Agreement shall restrict Younet, at any time (including during the Term), from (a) operating, offering, licensing, selling, providing access to, or supporting Younet’s standard, generally available, self-serve, multi-tenant SaaS version of the Younet AI platform for any use.

3.02	Exclusivity Duration. The exclusive license granted in Section 3.01 shall remain in effect for the duration of the Term (i.e., the Initial Term plus all Renewal Terms, if any). Upon expiration of the Term (including if KALA elects not to extend), the exclusive license shall terminate and Younet shall be free to license the Platform in the Biotechnology Field to third parties, subject to the survival provisions of Article 11.

3.03	Carve-Out for Younet’s General Business. For the avoidance of doubt, the exclusivity granted hereunder applies solely to the Biotechnology Field. Younet retains the unrestricted right to develop, deploy, license, and sell its AI platform, agents, and services to clients in all other industries and fields of use, including but not limited to e-commerce, financial services, legal, education, marketing, and general enterprise applications.

3.04	Non-Compete. During the Term, Younet shall not, directly or indirectly, enter into any agreement, arrangement, or understanding with any third party for the development or deployment of a custom biomedical AI research platform substantially similar to the Platform without the prior written consent of KALA. This restriction shall not prevent Younet from providing general AI consulting, training, or support services that do not involve the development of a competing platform in the Biotechnology Field.

ARTICLE IV
COMPENSATION

4.01	Initial Fee. In consideration of the Initial Deliverables and the grant of the exclusive license during the Initial Term, KALA shall pay Younet a total cash fee of up to Five Hundred Thirty Thousand United States Dollars (US$530,000.00) (the “Initial Fee”), payable as follows:

(a)	Upfront Payment. Eighty Thousand United States Dollars (US$80,000.00) (the “Upfront Payment”), due and payable on execution of this Agreement;

(b)	Development Continuation Payments. Subject to Section 4.01(c), Four Hundred Fifty Thousand United States Dollars (US$450,000.00) (the “Development Continuation Payments”), payable in nine (9) equal monthly installments of Fifty Thousand Dollars (US$50,000.00) each, with the first such installment due on the first business day of the third (3rd) month following the Effective Date and each subsequent installment due on the first business day of each successive month thereafter, through and including the first business day of the eleventh (11th) month following the Effective Date.

(c)	Development Continuation Election. The Development Continuation Payments under Section 4.01(b) shall become due and payable only if KALA, in its sole and absolute discretion, delivers written notice to Younet electing to engage Younet for continued development of the Platform (a “Development Continuation Notice”). KALA may deliver a Development Continuation Notice at any time on or after the first business day of the third (3rd) month following the Effective Date. For the avoidance of doubt, KALA is under no obligation to deliver a Development Continuation Notice, and Younet shall have no claim against KALA for failing to do so. If KALA does not deliver a Development Continuation Notice, the Upfront Payment shall constitute the sole cash component of the Initial Fee and shall be full and complete cash consideration for the Initial Deliverables and the grant of the exclusive license during the Initial Term.

(d)	Scope of Continued Development Services. Upon delivery of a Development Continuation Notice, the Development Continuation Payments shall cover Younet’s continued development, customization, optimization, and enhancement of the Platform during the remainder of the Initial Term, including the allocation of dedicated development personnel and resources as reasonably necessary. The specific development priorities and deliverables for each month shall be agreed in writing between the Parties, acting reasonably.

(e)	Discontinuation. KALA may discontinue the Development Continuation Payments at any time upon thirty (30) days’ prior written notice to Younet. Upon such discontinuation, KALA shall pay any installment that has become due prior to the effective date of discontinuation, but shall have no obligation to pay any further installments. Younet’s obligation to provide continued development services under this Section 4.01 shall cease upon the effective date of such discontinuation.

4.02	Initial Shares. In addition to the Initial Fee, KALA shall issue to Younet (or its designee) Five Million (5,000,000) shares of KALA common stock (the “Initial Shares”) within ten (10) business days of the Effective Date. The Initial Shares constitute additional consideration for the Initial Deliverables and the grant of the exclusive license during the Initial Term.

4.03	Extension Fee. If KALA elects to extend this Agreement for a Renewal Term, KALA shall pay Younet the following for each Renewal Term (collectively, the “Extension Fee”):

(a)	Cash Payment: Two Hundred Fifty Thousand United States Dollars (US$250,000.00), due and payable upon delivery of the Extension Notice; and

(b)	Extension Shares: Five Million (5,000,000) shares of KALA common stock, to be issued within ten (10) business days of KALA’s delivery of the Extension Notice.

For the avoidance of doubt, KALA is under no obligation to pay any Extension Fee or to extend this Agreement beyond the Initial Term. Each Extension Fee is payable only if and when KALA voluntarily elects to extend by delivering an Extension Notice.

4.04	Share Terms. All shares of KALA common stock issued under this Article 4 (whether Initial Shares or Extension Shares, collectively the “Shares”) shall be subject to the following terms and conditions:

(a)	Restricted Securities. The Shares shall be “restricted securities” as defined under Rule 144 of the Securities Act and shall bear the following restrictive legend:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SHARES MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH LAWS.”

(b)	Issuance Timing. The Shares shall be issued within ten (10) business days following the Effective Date or the Extension Notice, as applicable.

(c)	Investment Representations. Younet (or its designee) represents and warrants that: (i) it is acquiring the Shares for its own account, for investment purposes only, and not with a view to distribution or resale; (ii) it is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act; (iii) it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment; (iv) it understands that the Shares have not been registered under the Securities Act and may not be resold absent registration or an applicable exemption; and (v) it can bear the economic risk of holding the Shares for an indefinite period.

(d)	Compliance with Nasdaq Rules. The issuance of the Shares shall be subject to compliance with all applicable Nasdaq Listing Rules, including without limitation Rule 5635(c) and Rule 5635(d). In the event that shareholder approval is required for the issuance of the Shares under applicable Nasdaq rules, the Parties shall cooperate in good faith to obtain such approval or to restructure the equity compensation in a manner that does not require shareholder approval.

(e)	Section 4(a)(2) Exemption. The Shares shall be issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder.

(f)	Orderly Market Restriction. Younet hereby covenants and agrees that, for the duration of the Term and for a period of twelve (12) months following the expiration or termination of this Agreement (the “Restricted Period”), Younet shall not, and shall cause its affiliates and designees (including any transferee or nominee that received Shares at Younet’s direction) not to, sell, transfer, or otherwise dispose of on any Trading Day a number of shares of KALA common stock (whether received as Initial Shares, or Extension Shares) that exceeds three percent (3%) of the Daily Trading Volume for such Trading Day (the “Daily Volume Cap”).

For purposes of this Section 4.04(f):

(i)	“Trading Day” means any day on which the Nasdaq Stock Market (or such other principal market on which KALA common stock is then listed) is open for trading;

(ii)	“Daily Trading Volume” means the total reported trading volume of KALA common stock on the Nasdaq Stock Market (or such other principal market on which KALA common stock is then listed) on the applicable Trading Day, as reported by Nasdaq or a nationally recognized market data provider;

(iii)	if the Daily Trading Volume for any Trading Day is not determinable until after the close of trading, Younet may, for the purpose of compliance with this Section 4.04(f), rely in good faith on the prior Trading Day’s reported volume as a reasonable estimate, provided that any excess over the Daily Volume Cap based on actual reported volume shall be cured by reducing sales on the immediately following Trading Day(s) by the excess amount;

(iv)	sales effected pursuant to a bona fide block trade arranged through a registered broker-dealer at a price at or above the then-current market price, with KALA’s prior written consent (not to be unreasonably withheld), shall not be subject to the Daily Volume Cap;

(v)	Younet shall maintain, and shall cause its broker(s) to maintain, records of all sales of KALA common stock sufficient to demonstrate compliance with this Section 4.04(f), and shall provide such records to KALA within five (5) business days of written request; and

(vi)	any breach of this Section 4.04(f) shall constitute a material breach of this Agreement, entitling KALA, in addition to all other rights and remedies at law or in equity, to seek injunctive relief without the necessity of posting a bond or proving actual damages.

4.05	Infrastructure and Support Costs. During the Initial Term, all infrastructure and support costs associated with the Initial Deliverables for the first 3 (three) months shall be included in the Upfront Payment and the Initial Shares, and no additional monthly payments shall be owed by KALA. Any services outside of initial deliverables including continuous infrastructure and maintenance after initial 3 (three) months to be paid by KALA as a direct costs, under prior pre-agreed budget in writing. For the avoidance of doubt, the Development Continuation Payments payable under Section 4.01(b) (if elected by KALA) cover continued development services only and are separate from and in addition to any infrastructure and maintenance cost obligations under this Section 4.05. During each Renewal Term, all infrastructure, support, hosting, and LLM token usage costs shall be paid by KALA, under pre-approved budget in writing, unless otherwise agreed in writing.

4.06	Additional Services. Any additional R&D consulting, data science, or custom development services beyond the Renewal Deliverables shall be subject to a separately negotiated written agreement or change order specifying the scope, timeline, and additional compensation for such services

4.07	Taxes. Each Party shall be responsible for its own taxes arising from the transactions contemplated by this Agreement. Younet acknowledges that the receipt of the Shares may give rise to tax obligations and that KALA has not provided, and will not provide, tax advice to Younet in connection therewith.

ARTICLE V
ACQUISITION OPTION

5.01	Grant of Option. Younet hereby grants to KALA an irrevocable option (the “Acquisition Option”), exercisable at any time during the Term, to acquire all of the issued and outstanding equity interests of Younet (or, at KALA’s election, substantially all of the assets of Younet) for a total purchase price of Fifty Five Million United States Dollars (US$55,000,000) (the “Option Price”), subject to the terms of this Article 5.

5.02	Exercise. KALA may exercise the Acquisition Option by delivering written notice to Younet (an “Option Exercise Notice”) at any time during the Term. Upon delivery of an Option Exercise Notice, the Parties shall negotiate in good faith the definitive terms and conditions of the acquisition (including representations, warranties, covenants, closing conditions, and indemnification) and shall use commercially reasonable efforts to execute a definitive purchase agreement within ninety (90) days of the Option Exercise Notice (or such longer period as the Parties may agree in writing).

5.03	Good Faith Negotiation. The Parties acknowledge that the Option Price reflects the aggregate consideration for the acquisition and that the definitive terms, including the allocation of the Option Price between cash and equity (if any), the structure of the transaction, representations and warranties, indemnification, and closing conditions, shall be negotiated in good faith following delivery of the Option Exercise Notice. Neither Party shall unreasonably withhold, condition, or delay its cooperation in such negotiations.

5.04	Shareholder Approval. If the exercise of the Acquisition Option or the consummation of the acquisition requires the approval of the shareholders of either Party under applicable law, stock exchange rules, or the organizational documents of such Party, each Party shall use its best efforts to obtain such approval, including by recommending the transaction to its shareholders, including the transaction in the next available proxy statement or information circular, and soliciting proxies in favor of approval.

5.05	Regulatory Approvals. The Parties shall cooperate in good faith to obtain all regulatory approvals required to consummate the acquisition, including any approvals required under applicable antitrust, competition, or foreign investment laws.

5.06	Interim Obligations. From the date of delivery of an Option Exercise Notice until the earlier of (a) the closing of the acquisition and (b) the termination of negotiations pursuant to Section 5.07, Younet shall conduct its business in the ordinary course consistent with past practice and shall not, without the prior written consent of KALA, (i) issue any equity interests or securities convertible into equity interests, (ii) enter into any material contract outside the ordinary course, (iii) dispose of any material assets, or (iv) take any action that would reasonably be expected to materially impair the value of Younet or the consummation of the acquisition.

5.07	Failure to Agree. If the Parties, acting in good faith, are unable to agree on definitive terms within one hundred eighty (180) days of the Option Exercise Notice (or such longer period as the Parties may agree), the Acquisition Option shall remain exercisable during the remainder of the Term and KALA may deliver a subsequent Option Exercise Notice at any time. For the avoidance of doubt, a failure to reach agreement on definitive terms shall not extinguish the Acquisition Option.

5.08	Survival. The Acquisition Option shall terminate upon the expiration of the Term. The Acquisition Option is personal to KALA and may not be assigned without the prior written consent of Younet, except in connection with a permitted assignment under Section 12.02.

5.09	Competing Purchase Offer; KALA Right of First Refusal. If, during the Term, Younet receives a bona fide written offer from a third party to purchase all or substantially all of the equity interests or assets of Younet on terms and conditions, including price, that are substantially similar to those set forth in this Agreement (a “Competing Offer”), Younet shall promptly provide KALA with written notice of such Competing Offer, including a copy of the offer and all material terms. Upon receipt of such notice, KALA shall have thirty (30) days to deliver written notice to Younet stating either (a) that KALA elects to exercise its Acquisition Option pursuant to Section 5.01 on the same terms as the Competing Offer, or (b) that KALA declines to exercise its Acquisition Option, in which case KALA’s Acquisition Option shall terminate and Younet shall be free to proceed with the Competing Offer. If KALA does not respond within the thirty (30) day period, KALA shall be deemed to have declined to exercise its Acquisition Option. For the avoidance of doubt, Younet shall not consummate any transaction pursuant to a Competing Offer unless and until KALA has either declined or failed to timely exercise its rights under this Section 5.09.

ARTICLE VI
INTELLECTUAL PROPERTY

6.01	KALA Data. KALA retains all right, title, and interest in and to all KALA Data. Younet shall not use KALA Data for any purpose other than performing its obligations under this Agreement. Upon termination or expiration of this Agreement, Younet shall promptly return or destroy all KALA Data in its possession, custody, or control, and shall certify such return or destruction in writing.

6.02	Platform IP — Work Product. All Deliverables, custom AI agents, biomedical-specific configurations, training data models, and other work product under Researgency platform developed by Younet specifically for KALA under this Agreement (collectively, “Work Product”) shall be the sole and exclusive property of KALA. Younet hereby assigns, and agrees to assign, to KALA all right, title, and interest in and to the Work Product, including all Intellectual Property rights therein. Younet shall execute all documents and take all actions reasonably necessary to perfect KALA’s ownership of the Work Product. KALA shall execute all documents and take all actions reasonably necessary to perfect/secure/transfer KALA’s ownership of the Work Product at Younet direction.

6.03	Younet Background IP. Younet retains all right, title, and interest in and to the Younet Background IP. To the extent that any Younet Background IP is incorporated into or necessary for the operation of the Platform, Younet hereby grants to KALA a perpetual, irrevocable, worldwide, fully paid-up, but not including infrastructure and continuous support royalty-free license to use, modify at KALA’s cost, and sublicense upon Younet’s written approval, such approval not to be reasonably withheld, such Younet Background IP solely in connection with KALA’s use of the Platform within the Biotechnology Field.

6.04	Improvements to Younet Background IP. Any improvements, modifications, or enhancements to the Younet Background IP that are developed by Younet in the course of performing services under this Agreement shall be owned by Younet, provided that KALA shall receive a perpetual, irrevocable, royalty-free license to use such improvements solely in connection with the Platform within the Biotechnology Field.

6.05	No Reverse Engineering. KALA shall not reverse engineer, decompile, or disassemble any Younet Background IP.

6.06	Data Security and Firewall. Younet shall implement and maintain commercially reasonable technical and organizational measures to ensure that KALA Data is segregated from data belonging to Younet’s other clients, and that no KALA Data is used to train, improve, or benefit any AI models or platforms deployed for third parties.

Without limiting the generality of the foregoing, the Platform shall be configured and operated in accordance with the Data Sovereignty principles set forth in Section 2.12(b), such that no KALA Data (or data of any sublicensee) is transmitted to, stored on, or processed by any external servers, public cloud environments (except as expressly permitted under Section 1.03), or third-party AI services. All Platform processing, data storage, and AI inference shall occur within the applicable client’s own secure infrastructure; provided, however, that the Parties acknowledge that prior to achievement of full SOC 2 Type II certification, certain non-proprietary, non-confidential data processing functions (such as general biomedical literature queries using publicly available information only) may be routed through Younet’s standard LLM interface, subject to the following conditions: (a) no KALA Data, Confidential Information, client proprietary data, trade secrets, clinical data, or patient data shall be transmitted through such interface under any circumstances; (b) KALA shall approve in writing the categories of data and query types permitted to be processed through such interface; (c) Younet shall implement technical controls to prevent the inadvertent transmission of restricted data; and (d) upon achievement of SOC 2 Type II certification (or equivalent), all data processing shall transition to fully on-premises or KALA-approved private cloud infrastructure within sixty (60) days, and the foregoing exception shall automatically terminate.

Without limiting the foregoing, Younet shall implement and maintain the following security measures, which shall be operative from and after the Effective Date (or, with respect to items requiring SOC 2 certification, from and after the SOC 2 Compliance Date).

SOC 2 Timeline. Younet shall initiate the SOC 2 Type II certification process within thirty (30) days of the Effective Date, using an independent third-party audit firm mutually agreed upon by the Parties (such agreement not to be unreasonably withheld). Younet shall use commercially reasonable efforts to achieve SOC 2 Type II certification (or substantially equivalent independent security certification) within nine (9) months of the Effective Date (the “SOC 2 Compliance Date”). Younet shall provide KALA with quarterly written progress reports on the status of the certification process. If Younet does not achieve SOC 2 Type II certification within twelve (12) months of the Effective Date, KALA shall have the right, without prejudice to its other remedies, to engage an independent security auditor (at Younet’s expense) to assess the Platform’s security posture and to require Younet to implement any remediation measures identified by such auditor within a commercially reasonable timeframe.

Notwithstanding the SOC 2 timeline, the following security measures shall be implemented by Younet from and after the Effective Date (regardless of the status of SOC 2 certification):

(a)	encrypt all KALA Data at rest (using AES-256 or equivalent) and in transit (using TLS 1.2 or higher);

(b)	implement and maintain access controls, including multi-factor authentication, role-based access permissions, and logging of all access to KALA Data;

(c)	maintain a written information security program that includes administrative, technical, and physical safeguards designed to protect the confidentiality, integrity, and availability of KALA Data, consistent with industry standards (including, without limitation, SOC 2 Type II or ISO 27001, or substantially equivalent standards);

(d)	conduct vulnerability assessments and penetration testing of the Platform at least annually (or promptly following any material change to the Platform architecture), and promptly remediate any critical or high-severity vulnerabilities identified;

(e)	maintain an incident response plan and notify KALA in writing within forty-eight (48) hours of Younet becoming aware of any actual or reasonably suspected unauthorized access to, disclosure of, or loss of KALA Data (a “Security Incident”), and cooperate with KALA in investigating and remediating any such Security Incident; and

(f)	ensure that all Younet personnel and subcontractors with access to KALA Data are bound by written confidentiality and data protection obligations no less restrictive than those set forth in this Agreement.

6.07	Audit Rights.

(a)	Upon not less than thirty (30) days’ prior written notice, KALA (or a qualified independent third-party auditor selected by KALA and reasonably acceptable to Younet) shall have the right, no more than once per twelve (12)-month period during the Term and for one (1) year following expiration or termination, to audit Younet’s compliance with its data security, data segregation, and confidentiality obligations under this Agreement. Such audit shall be conducted during normal business hours, at KALA’s expense, and shall be subject to reasonable confidentiality restrictions to protect Younet’s proprietary information and the information of Younet’s other clients.

(b)	Younet shall cooperate reasonably with any such audit, including by providing access to relevant systems, records, logs, security documentation, and personnel. Younet shall not be required to provide access to source code of Younet Background IP or to information relating to Younet’s other clients.

(c)	If an audit reveals a material deficiency in Younet’s compliance with its obligations under Sections 5.06 or 7, Younet shall prepare and deliver to KALA a written remediation plan within fifteen (15) business days of receiving written notice of such deficiency and shall use commercially reasonable efforts to complete such remediation within thirty (30) days thereafter. If the deficiency is not remediated within such period, KALA may, without prejudice to its other rights and remedies, conduct a follow-up audit at Younet’s expense.

(d)	In lieu of a full on-site audit, Younet may, at its option, provide KALA with a current SOC 2 Type II report (or equivalent independent third-party certification) covering the systems and controls applicable to the Platform and KALA Data. If KALA reasonably determines that such report does not adequately address KALA’s audit concerns, KALA shall retain the right to conduct a direct audit as described in Section 5.07(a).

ARTICLE VII
CONFIDENTIALITY

7.01	Obligations. Each Party agrees to hold in strict confidence all Confidential Information received from the other Party and to use such Confidential Information solely for the purposes of performing its obligations or exercising its rights under this Agreement. Neither Party shall disclose Confidential Information to any third party without the prior written consent of the disclosing Party, except to its employees, contractors, advisors, and agents who have a need to know and who are bound by confidentiality obligations no less restrictive than those set forth herein.

7.02	Exceptions. Confidential Information shall not include information that: (a) is or becomes publicly available through no fault of the receiving Party; (b) was known to the receiving Party prior to disclosure; (c) is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information; or (d) is rightfully received from a third party without restriction.

7.03	Compelled Disclosure. If a receiving Party is compelled by law, regulation, or legal proceeding to disclose Confidential Information, it shall provide prompt written notice to the disclosing Party (to the extent permitted by law) and shall cooperate with the disclosing Party’s efforts to obtain a protective order or other appropriate remedy.

7.04	Duration. The confidentiality obligations set forth in this Article 7 shall survive the expiration or termination of this Agreement for a period of three (3) years, provided that obligations with respect to trade secrets shall survive for so long as such information remains a trade secret under applicable law.

7.05	Public Company Obligations. Younet acknowledges that KALA is a publicly traded company subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Nasdaq Stock Market. Younet agrees not to trade in KALA securities while in possession of material, non-public information received in connection with this Agreement, and to comply with all applicable insider trading laws and regulations.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES

8.01	Mutual Representations. Each Party represents and warrants to the other that: (a) it is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; (b) it has the full corporate power and authority to enter into and perform its obligations under this Agreement; (c) the execution, delivery, and performance of this Agreement have been duly authorized; and (d) this Agreement constitutes a valid and binding obligation, enforceable against it in accordance with its terms.

8.02	Younet Representations. Younet further represents and warrants that:

(a)	it has the technical expertise, personnel, and resources necessary to perform the services and deliver the Deliverables in accordance with this Agreement;

(b)	the Platform, as delivered, will materially conform to the specifications set forth in Exhibit A for a period of twelve (12) months following acceptance (the “Warranty Period”);

(c)	the Deliverables will not infringe, misappropriate, or violate the Intellectual Property rights of any third party;

(d)	it will perform the services in a professional and workmanlike manner, consistent with industry standards;

(e)	it has not entered into, and during the Term will not enter into, any agreement or arrangement that would conflict with or impair its ability to perform its obligations or grant the exclusivity rights set forth in Article 3;

(f)	during the Warranty Period, Younet shall use commercially reasonable efforts to correct any material defect in the Platform reported by KALA in writing within thirty (30) days of receiving such report (or such longer period as may be reasonably required given the nature of the defect, provided that Younet promptly commences corrective efforts and keeps KALA reasonably informed of progress). If Younet is unable to correct a material defect within such period, KALA shall be entitled, as its sole remedy under this Section 7.02(f), to a pro-rata credit against any fees then owing to Younet for the period during which the defect materially impairs KALA’s use of the Platform; and

(g)	During the Term, Younet shall use commercially reasonable efforts to maintain Platform availability of not less than ninety-five percent (95%) uptime per calendar month, measured exclusive of scheduled maintenance windows (which Younet shall notify KALA of at least forty-eight (48) hours in advance) and Force Majeure events. In the event Platform availability falls below ninety-five percent (95%) in any calendar month, Younet shall promptly investigate and provide KALA with a written remediation plan within ten (10) business days.

8.03	KALA Representations. KALA further represents and warrants that:

(a)	It has the right to provide the KALA Data to Younet for use in connection with the development of the Platform;

(b)	The issuance of the Shares has been duly authorized by the Company’s Board of Directors and, to the extent required, by its stockholders;

(c)	Upon issuance, the Shares will be validly issued, fully paid, and non-assessable.

ARTICLE IX
INDEMNIFICATION

9.01	Younet Indemnification. Younet shall defend, indemnify, and hold harmless KALA, its directors, officers, employees, and agents from and against any and all claims, losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising from or related to: (a) Younet’s breach of any representation, warranty, or obligation under this Agreement; (b) any claim that the Deliverables (excluding KALA Data) infringe the Intellectual Property rights of a third party; or (c) Younet’s negligence or willful misconduct.

9.02	KALA Indemnification. KALA shall defend, indemnify, and hold harmless Younet, its directors, officers, employees, and agents from and against any and all claims, losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising from or related to: (a) KALA’s breach of any representation, warranty, or obligation under this Agreement; (b) any claim arising from KALA’s use of the Platform or KALA Data; or (c) KALA’s negligence or willful misconduct.

9.03	Limitation of Liability. EXCEPT FOR BREACHES OF ARTICLE 7 (CONFIDENTIALITY), ARTICLE 6 (INTELLECTUAL PROPERTY), OR OBLIGATIONS UNDER SECTIONS 8.01(b) OR 8.02(b), IN NO EVENT SHALL EITHER PARTY’S TOTAL AGGREGATE LIABILITY UNDER THIS AGREEMENT EXCEED THE TOTAL COMPENSATION PAID OR PAYABLE UNDER ARTICLE 4 (INCLUSIVE OF THE FAIR MARKET VALUE OF THE SHARES ON THE DATE OF ISSUANCE). IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES, REGARDLESS OF THE FORM OF ACTION OR THEORY OF LIABILITY.

ARTICLE X
ONGOING SUPPORT AND MAINTENANCE

10.01	Initial Term Support. During the Initial Term, Younet shall provide KALA with reasonable technical support in connection with the Initial Deliverables (Working Platform and Access), including assistance with access, basic troubleshooting, and orientation. No dedicated development personnel or material infrastructure resources are required of Younet during the Initial Term beyond what is necessary to maintain the Platform.

10.02	Renewal Term Support. During each Renewal Term, Younet shall provide KALA with ongoing infrastructure support, platform maintenance, and technical assistance as part of the Renewal Deliverables. The scope and level of support for each Renewal Term shall be as set forth in the applicable Extension Notice or as otherwise agreed in writing.

10.03	Additional Agent Development. The Parties may mutually agree to the development of additional custom AI agents or platform enhancements beyond the Initial and Renewal Deliverables, subject to the execution of a written change order or amendment specifying the scope, timeline, and additional compensation for such work.

10.04	Training. Younet shall provide customary as per Younet standards training during the Initial Term (included in the Upfront Payment) and regular continuing training during each Renewal Term (included in the Extension Fee), in each case on the use and administration of the Platform.

ARTICLE XI
TERM AND TERMINATION

11.01	Term. This Agreement shall commence on the Effective Date for the Initial Term of twelve (12) months. The Agreement shall automatically expire at the end of the Initial Term unless KALA delivers an Extension Notice and pays the applicable Extension Fee to extend for a Renewal Term. Each Renewal Term shall be twelve (12) months in duration and shall similarly expire at its conclusion unless KALA again delivers an Extension Notice and pays the applicable Extension Fee. There is no limit on the number of successive Renewal Terms.

11.02	Expiration without Extension. If KALA does not deliver an Extension Notice prior to the expiration of the Initial Term or any Renewal Term, this Agreement shall expire automatically at the end of such term. Upon such expiration: (a) the exclusive license under Article 3 shall terminate; (b) Younet shall have no further obligation to provide Renewal Deliverables or support; (c) KALA shall retain ownership of all Work Product delivered and accepted prior to expiration; and (d) Younet shall retain all compensation received prior to expiration. Neither Party shall have any liability to the other for KALA’s election not to extend.

11.03	Termination for Cause. Either Party may terminate this Agreement upon thirty (30) days’ prior written notice if the other Party materially breaches any provision of this Agreement and fails to cure such breach within such thirty (30)-day notice period.

11.04	Termination for Insolvency. Either Party may terminate this Agreement immediately upon written notice if the other Party: (a) becomes insolvent; (b) files a petition in bankruptcy or has such a petition filed against it that is not dismissed within sixty (60) days; or (c) makes an assignment for the benefit of creditors.

11.05	Effects of Termination. Upon termination or expiration of this Agreement: (a) all licenses granted to Younet with respect to KALA Data shall immediately terminate; (b) all licenses granted to KALA with respect to Younet Background IP shall survive in accordance with their terms; (c) all Work Product completed as of the date of termination shall be delivered to and owned by KALA, with KALA responsible for any technical, infrastructure, or migration costs associated with such delivery; (d) Articles 4 (to the extent Shares have been issued), Article 5 (Acquisition Option), 6 (including Sections 5.06 and 5.07), 7, 8, 9, and 12 shall survive termination.

ARTICLE XII
GENERAL PROVISIONS

12.01	Independent Contractor. Younet is an independent contractor and not an employee, agent, partner, or joint venturer of KALA. Nothing in this Agreement shall be construed as creating an employer-employee, partnership, or joint venture relationship between the Parties.

12.02	Assignment. Neither Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, except that KALA may assign this Agreement to a successor in connection with a merger, acquisition, or sale of all or substantially all of its assets.

12.03	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice-of-law or conflict-of-law rules or provisions.

12.04	Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be resolved by binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. The prevailing Party in any such proceeding shall be entitled to recover its reasonable attorneys’ fees and costs.

12.05	Notices. All notices under this Agreement shall be in writing and shall be deemed duly given when delivered personally, sent by nationally recognized overnight courier, or sent by email (with confirmation of receipt) to the Parties at the addresses set forth in the preamble or to such other address as a Party may designate by written notice.

12.06	Entire Agreement. This Agreement, together with all Exhibits hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written.

12.07	Amendment. This Agreement may not be amended, modified, or supplemented except by a written instrument executed by authorized representatives of both Parties.

12.08	Waiver. No failure or delay by either Party in exercising any right or remedy under this Agreement shall constitute a waiver thereof.

12.09	Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the remaining provisions shall remain in full force and effect.

12.10	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Electronic signatures shall be deemed original signatures for all purposes.

12.11	Force Majeure. Neither Party shall be liable for any failure or delay in the performance of its obligations under this Agreement to the extent such failure or delay is caused by circumstances beyond its reasonable control, including but not limited to acts of God, natural disasters, war, terrorism, pandemics, government actions, or failure of third-party infrastructure.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

KALA BIO, INC.

By:	/s/ Avraham Minkowitz
	Name:	Avraham Minkowitz
	Title:	Chief Executive Officer

2624465 ONTARIO INC.

By:	/s/ Alex Kapralov
	Name:	Alex Kapralov
	Title:	Chief Executive Officer

EXHIBIT A — SCOPE OF WORK

To be delivered by Younet to KALA as part of the Researgency Platform Project

1.	Fully Functional Researgency Platform

●	Delivery of a production-ready, fully operational Researgency biomedical AI research platform, configured for KALA’s use cases.

2.	Separate Hosting Infrastructure (Private Cloud)

●	Deployment of the Researgency platform on a dedicated, private cloud environment, ensuring data segregation and enhanced security for KALA.

3.	Separate LLM Infrastructure (Private Cloud)

●	Provision of a dedicated large language model (LLM) infrastructure, hosted in a private cloud instance, isolated from other Younet clients.

4.	Access Keys and Platform Control Access

●	Issuance of secure access keys and implementation of robust platform access controls, enabling KALA to manage user permissions and platform administration.

5.	Agent Brain Module with Training Features

●	Delivery of the Agent Brain module, supporting the following training modalities:

i.	Documentary Training: Upload and ingestion of documents for agent knowledge base expansion.

ii.	Textual Training: Direct text input for agent learning and contextual adaptation.

iii.	Live Chat Training: Real-time chat-based training sessions to refine agent responses.

iv.	Integrated Email (Gmail) Training: Ingestion and analysis of email content (via Gmail integration) for agent training purposes. Gmail module timeline may be longer than initial deliverable timeline, due to Google certification required for new domains.

6.	Agent Settings Module

●	Implementation of an Agent Settings module, enabling agent customization in accordance with Younet’s standard configuration options.

7.	“Speak to Product” Module

●	Deployment of a “Speak to Product” module, allowing users to generate real-time QR codes for instant agent sharing and onboarding functionality.

8.	Agent Sharing Module

●	Delivery of an Agent Sharing module, supporting both private and public link sharing of agents, with configurable access controls.

A-1

9.	On-Premises Deployment Capability

●	Platform architecture designed and configured to support full On-Premises Deployment within each client’s own secure computing environment, with no data transmitted to external servers, public clouds, or third-party AI services, consistent with the Data Sovereignty principles set forth in Section 2.12(b).

10.	Multi-Client Scalability Architecture

●	Platform architecture designed from inception for multi-client deployment, enabling KALA to onboard additional biotech and pharmaceutical sublicensees without material rebuilding of core Platform systems.

11.	Biomedical RAG Pipeline Infrastructure

●	Advanced retrieval-augmented generation (RAG) pipelines optimized for biomedical and pharmaceutical datasets, enabling the Platform to retrieve, synthesize, and analyze information from proprietary client data, published scientific literature, and regulatory databases.

12.	KALA Internal Validation Configuration

●	Initial configuration and adaptation of the Platform for application to KALA’s proprietary MSC-S platform datasets, KPI-012 preclinical and clinical data, and existing intellectual property portfolio, to support KALA’s internal validation and AI-driven reassessment of historical datasets during the Initial Term.

All deliverables will be provided in accordance with the specifications and acceptance criteria set forth in this Exhibit A.

A-2

EXHIBIT B — MILESTONE SCHEDULE

Milestone	Description	Target Date	Payment Trigger
Initial Term — Milestone 1	Platform Access (standalone cloud instance + web interface)	Effective Date + 5 days	Upfront Payment ($80,000) + Initial Shares (5,000,000) — due on execution. Development Continuation Payments ($50,000/month × 9 months) commence in month 3 only upon KALA’s delivery of a Development Continuation Notice.
Initial Term — Milestone 2	Platform Delivery (working platform with bio-med LLM agent functionality)	Effective Date + 10 days	Included in Initial Fee
First Renewal Term	Full deployment, RAG optimization, custom agent development, ongoing support	Commences upon Extension Notice + Extension Fee	Extension Fee ($250,000) + Extension Shares (5,000,000)
Subsequent Renewal Terms	Continued development, support, enhancements, additional agents as agreed	Each 12-month period upon Extension Notice + Extension Fee	Extension Fee ($250,000) + Extension Shares (5,000,000) per Renewal Term

B-1